Exhibit 7

                  U.S.BANK PRIVATE SELECT CREDITLINE AGREEMENT
Principal     Loan Date     Maturity      Loan No.       Officer
$250,000.00   12-30-20002  12-30-2004     463394845      M3T04

References in this shaded area are for our use only and do not limit the applicability of this document to any particular loan or item. Any item above containing "***" has been omitted due to the text length limitations.

Borrower: James F. Seifert                         Lender:  U.S. Bank National
          225 2nd  Street Southeast, Suite #300    Association
          Cedar Rapids, IA 52401                   Cedar Rapids Private Client
                                                   Group
                                                   222 Second Ave. SE
                                                   Cedar rapids, IA 52401

CREDIT LIMIT:  $250,000.00               DATE OF AGREEMENT:  December 30, 2002

Introduction. This U.S. Bank Private Select CreditLine Agreement ("Agreement") governs your line of credit (the "Credit Line" or the "Credit Line Account") issued through U.S. BANK NATIONAL ASSOCIATION. In this Agreement, the words "Borrower," "you," "your," and "Applicant" mean each and every person who signs this Agreement, including all Borrowers named above. The words "we," "us," "our," and "Lender" mean U.S. BANK NATIONAL ASSOCIATION. You agree to the following terms and conditions:

Promise to Pay. You promise to pay U.S. BANK NATIONAL ASSOCIATION, or order, the total of all credit advances and FINANCE CHARGES, together with all costs and expenses for which you are responsible under this Agreement. You will pay your Credit Lines according to the payment terms set forth below. If there is more than one Borrower, each is jointly and severally liable on this Agreement. This means we can require any Borrower to pay all amounts due under this Agreement, including credit advances made to any Borrower. Each Borrower authorizes any other Borrower, on his or her signature alone, to cancel the Credit Line, to request and receive credit advances and to do all other things necessary to carry out the terms of this Agreement. We can release any Borrower from responsibility under this Agreement, and the others will remain responsible.

Term. The term of your Credit Line will begin as of the date of this Agreement ("Opening Date") and will continue until December 30, 2004 ("Maturity Date"). All indebtedness under this Agreement, if not already paid pursuant to the payment provisions below, will be due and payable upon maturity. The draw period on your Credit Line will begin on a date, after the Opening Date, when the Agreement is accepted by us and you have met all of our conditions for the Credit Line and will continue as follows: such period will continue until the Maturity Date. Lender may if it chooses allow the draw period to begin sooner then the date described above and, if Lender does this, then regardless of any other provision of this Agreement, the term "Effective Disbursement Date" used in this Agreement will mean the first day of the draw period as described in this paragraph. You may obtain credit advances during this period ("Draw Period"). You further agree that we may renew or extend your Credit Line Account.

Minimum Payment. Your "Regular Payment" will equal the amount of your accrued FINANCE CHARGES. You will make 23 of these payments. You will then be required to pay the entire balance owing in a single balloon payment. If you make only the minimum payments, you will not repay any of the principal balance by the end of this payment stream. Your payments will be due monthly. An increase in the ANNUAL PERCENTAGE RATE may increase the amount of your Regular Payment. You agree to pay not less than the Minimum Payment on or before the due date indicated on your periodic billing statements.

Balloon Payment. Your Credit Line Account is payable in full upon maturity in a single balloon payment. You must pay the entire outstanding principal, interest and any other charges then due. Unless otherwise required by applicable law, we are under no obligation to refinance the balloon payment at that time. You may be required to make payments out of other assets you own or find a lender, which may be us, willing to lend you money. If you refinance the balloon, you may have to pay some or all of the closing costs normally associated with a new credit line account, even if you obtain refinancing from us.

How Your Payments Are Applied. Unless otherwise agreed or required by applicable law, payments and other credits will be applied to interest or accrued finance charges through the end of the previous billing cycle, then to charges or fees, then to the unpaid principal balance.

Receipt of Payments. You agree that we are authorized to charge the account described in the "Automatic Payments" section of the Disbursement Request and Authorization for all payments due under this Agreement. If no such "Automatic Payment" appears on the Disbursement Request and Authorization, or if it does appear but you or we later terminate the automatic payments, then you understand that we will bill you directly and you will make your payment directly to us. However, if we do not receive your payment within 10 days after it is due, you authorize us to charge any of your accounts with us for the Minimum Payment due. All payments you make directly to us must be made in cash or by check, money order or other instrument in U.S. dollars. All such payments must be received by us at the remittance address shown on your periodic billing statement. Payments received at that address prior to 1:00 p.m. on any business day will be credited to your Credit Line as of the date received. If we receive payments at other locations, such payments will be credited to your Credit Line, but crediting may be delayed for up to five (5) days after receipt.

Credit Limit. This Agreement covers a revolving line of credit for the principal amount of Two Hundred Fifty Thousand & 00/100 Dollars ($250,000.00), which will be your "Credit Limit" under this Agreement. You may borrow against the credit line, repay any portion of the amount borrowed, and re-borrow up to the amount of the Credit Limit. Your Credit Limit is the maximum amount you may have outstanding at any one time. You agree not to attempt, request, or obtain a credit advance that will make your Credit Line Account balance exceed your Credit Limit. Your Credit Limit will not be increased should you overdraw your Credit Line Account. If you exceed your Credit Limit, you agree to repay immediately the amount by which your Credit Line Account exceeds your Credit Limit, even if we have not yet billed you.

Charges to your Credit Line. We may charge your Credit Line to pay other fees and costs that you are obligated to pay under this Agreement or any other document related to your Credit Line. Any amount so charged to your Credit Line will be a credit advance and will decrease the funds available, if any under the Credit Line. However, we have no obligation to provide any of the credit advances referred to in this paragraph.

Effective Disbursement Date. The words "Effective Disbursement Date" as used in this Agreement mean a date, after the Opening Date, when the Agreement is accepted by us in the state of Iowa and you have met all of our conditions for the Credit Line. You agree and understand that you may not receive any credit advance under your Credit Line until after the Effective Disbursement Date of this Agreement.

Credit Advances. After the Effective Disbursement Date of the Agreement, you may obtain credit advances under your Credit Line as follows:

     Credit Line Checks. Writing a preprinted "Private Client Group Convenience Check That we will supply to you.

     Telephone Request. Requesting a credit advance from your Credit Line to be applied to your designated account by telephone. Except for transactions covered by the federal Electronic Find Transfers Act and unless otherwise agreed in your deposit account agreement, you acknowledge and you agree that we do not accept responsibility for the authenticity of telephone instructions and that we will not be liable for any loss, expense, or cost arising out of any telephone request, including any fraudulent or unauthorized telephone request, when acting upon such instructions believed to be genuine.

     Requests in Person. Requesting a credit advance in person at any of our authorized locations.

     Other Methods. Other Lender-approved request (any other method(s) of request approved by Lender). If there is more than one person authorized to use this Credit Line Account, you agree not to give us conflicting instructions, such as one of you telling us not to give advances to the other.

Limitations on the use of Checks. We reserve the right not to honor Private Client Group Convenience Checks in the following circumstances:

     Credit Limit Violation. Your Credit Limit has been or would be exceeded by paying the Private Client Group Convenience Check.

     Post-dated Checks. Your Private Client Group Convenience Check is post-dated. If a post-dated Private Client Group Convenience Check is paid and as a result of any other check is returned or not paid, we are not responsible.

     Stolen Checks. Your Private Client Group Convenience Checks have been reported lost or stolen.

     Unauthorized Signatures. Your Private Client Group Convenience Check is not signed by and "Authorized Signer" as defined below.

     Termination or Suspension. You are in default or otherwise are in violation of this Agreement or would be so if we paid the Private Client Group Convenience Check.

     Transaction Violation. Your Private Client Group Convenience Check is less than the minimum amount required by this Agreement or you are in violation of any other transaction requirement or would be if we paid the Private Client Group Convenience Check.

     Other Restriction. Either (A) a stop payment order has been given to us as to the Private Client Group Convenience Check; (B) the Private Client Group Convenience Check is payable to us for amounts owing under the Credit Line; or (C) the account number on a Private Client Group Convenience Check does not match the then-current account number of your Credit Line in our records.

If we pay any Private Client Group Convenience Check under these conditions, you must repay us, subject to applicable laws, for the amount of the Private Client Group Convenience Check, the Private Client Group Convenience Check itself will be evidence of your debt to us together with this Agreement. Our liability, if any, for wrongful dishonor of a check is limited to your actual damages. Dishonor for any reason as provided in this Agreement is not wrongful dishonor. We may choose not to return Private Client Group Convenience Checks along with your periodic billing statements; however, your use of each Private Client Group Convenience Check will be reflected on your periodic statement as a credit advance. We do not "certify" Private Client Group Convenience Checks drawn on your Credit Line.

Transaction Requirements. The following transaction limitations will apply to the use of your Credit Line:

     Credit Line Private Client Group Convenience Check, Telephone Request, In Person Request and Other Methods Limitations. The following transaction limitations will apply to your Credit Line and the writing of Private Client Group Convenience Checks, requesting an advance by telephone, requesting an advance in person and accessing by other methods.

          Minimum Advance Amount. The minimum amount of any credit advance that can be made on your Credit Line is $500.00. This means any Private Client Group Convenience Check must be written for at least the minimum advance amount.

Authorized Signers. The words "Authorized Signer" on Private Client Group Convenience Checks as used in this Agreement mean and include each person who
(a) signs the application for the Credit Line, (b) signs the Agreement, or (c) has executed separate signature authorization card for the Credit Line Account.

Lost Private Client Group Convenience Checks. If you lose your Private Client Group Convenience Checks or if someone is using them without your permission, you agree to let us know immediately. The fastest way to notify us is by calling us at (319) 369-4239. You also can notify us at the address shown at the beginning of this Agreement.

Future Credit Line Services. Your application for this Credit Line also serves as a request to receive any new services (Such as access devices) which may be available at some future time as one of our services in connection with this Credit Line. You understand that this request is voluntary and that you may refuse any of these new services at the time they are offered. You further understand that the terms and conditions of this Agreement, together with any specific terms covering the new service, will govern any transactions made pursuant to any of these new services.

Collateral. This Credit Line Account if unsecured.

Right of Setoff. To the extent permitted by applicable law, we reserve the right of setoff in all your accounts with us (whether checking, savings or some other account), including without limitation, all accounts you may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. You authorize us, to the extent permitted by applicable law, to charge or setoff all sums owing on this Agreement against any and all such accounts, and at our option, to administratively freeze all such accounts to allow us to protect our charge and setoff rights provided in this paragraph.

Periodic Statements. If you have a balance owing on your Credit Line Account or have any account activity, we will send you a periodic statement. It will show, among other things, credit advances, FINANCE CHARGES, other charges, payments made, other credits, your "Previous Balance" and your "New Balance." Your statement also will identify the Minimum Payment you must make for that billing period and the date it is due.

When FINANCE CHARGES Begin to Accrue. Periodic FINANCE CHARGES for credit advances under your Credit Line will begin to accrue on the date credit advances are posted to your Credit Line. There is no "free ride period" which would allow you to avoid a FINANCE CHARGE on your Credit Line credit advances.

Method Used to Determine balance on Which FINANCE CHARGE Will Be Computed. A daily FINANCE CHARGE will be imposed on all credit advances made under your Credit Line imposed from the date of each credit advance based on the "average daily balance" method. To get the Average daily balance, we take the beginning balance of your Credit Line Account each day, add any new advances and subtract any payments or credits and any unpaid IFNANCE CHARGES. This gives us a daily balance. Then we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the "average daily balance."

Method of Determining the Amount of FINANCE CHARGE. Any FINANCE CHARGE is determined by applying the "Periodic Rate" to the balances described herein. Then we multiply by the number of days in the billing cycle. This is your FINANCE CHARGE calculated by applying a Periodic Rate.

Periodic Rate and the corresponding Annual Percentage Rate. The Periodic rate and the corresponding ANNUAL PERCENTAGE RATE on your Credit Line are subject to change from time to time based on changes in an independent index which is that annual rate of interest designated as the "Prime Rate" from time to time in effect for United States banks, as published in the Money Rates table of the Wall Street Journal. If a range of "Prime Rates" is so published, the index will be the highest rate in the range (the "Index"). The Index is not necessarily the lowest rate charged by us on our loans. If the Index becomes unavailable during the term of this Credit line Account, we may designate a substitute index after notice to you. The ANNUAL PERCENTAGE RATE on your Credit Line is based upon the Index described below.

The Periodic Rate and the corresponding ANNUAL PERCENTAGE RATE on your Credit Line will increase or decrease as the Index increases or decreases from time to time. We will determine the Period Rate and the corresponding ANNUAL PERCENTAGE RATE as follows: We start with the current Index as disclosed below. To determine the Periodic Rate that will apply to your account, we take the value of the Index, the divide the value by the number of days in a year (daily). To obtain the ANNUAL PERCENTAGE RATE we multiply the Periodic Rate by the number of days in a year (daily). The result is the ANNUAL PERCENTAGE RATE. In no event will the corresponding ANNUAL PERCENTAGE RATE be more than the lesser of 21.730% or the maximum rate allowed by applicable law. Adjustments to the Periodic Rate and the corresponding ANNUAL PERCENTAGE RATE resulting from changes in the Index will take effect whenever the Index changes, or on each day on which the Index is reset if the Index is to be reset regularly under the definition of Index above. Today the Index is 4.250% per annum, and therefore the initial ANNUAL PERCENTAGE RATE and the corresponding Periodic Rate on your Credit Line are as stated below:

                    Current Rate for the First Payment Stream

Range of Balance         ANNUAL PERCENTAGE         Daily Periodic
Or Conditions            RATE                            Rate
All Balances             4.250%                   0.01184%

Notwithstanding any other provision of this Agreement, we will not charge interest on any undisbursed loan proceeds.

Conditions Under Which Other Charges may Be Imposed. You agree to pay all other fees and charges related to your Credit Line as set forth below:

     Late Charge. In addition to our rights upon default, your payment will be late if it is not received by us within 15 days after the "Payment Due Date" shown on your periodic statement. If your payment is late we may charge you $15.00.

Right to Credit Advances. After the Effective Disbursement Date, we will honor your requests for credit advances up to your Credit Limit so long as (A) you are not in default under the terms of this Agreement, (B) this Agreement has not been terminated or suspended; and (C) your Credit Line has not been cancelled as provided above in the section of this Agreement titled "Term."

Default. We may declare you to be in default if any one or more of the following events occur: (A) you fail to pay a Minimum Payment when due; (B) you die; (C) you make any false or misleading statements on your Credit Line application; (D) you violate any provision of this Agreement or any other agreement with us; (E) any garnishment, attachment, or execution is issued against any material asset owned by you; (F) you exceed your credit limit; (G) you file for bankruptcy or other insolvency relief, or an involuntary petition under the provisions of the Bankruptcy Code is filed against you.

Lender's Rights. If you are in default, we may terminate or suspend your Credit Line Account without prior notice. However, we will notify you in writing of our action as soon as practicable.

     Suspension. If we suspend your Credit Line, you will lose the right to obtain further credit advances. However, all other terms of this Agreement shall remain in effect and be binding upon you, including your liability for any further unauthorized use of any Credit Line account devices.

     Termination. If we terminate your Credit Line, your Credit Line will be suspended and the entire unpaid balance of your Credit Line Account will be immediately due and payable, without prior notice except as may be required by law, and you agree to pay that amount plus all FINANCE CHARGES and other amounts due under this Agreement.

     Collection Costs. We may hire or pay someone else to help collect this Agreement if you do not pay. You will pay us that amount. This includes, subject to any limits under applicable law, our attorney's fees and our legal expenses, whether or not there is a law suit, including without limitation all attorneys' fees and legal expenses for bankruptcy proceedings including efforts to modify or vacate any automatic stay or injunctions, and appeals. If not prohibited by applicable law, you also will pay any court costs, in addition to all other sums provided.

     Access Devices. If your Credit Line is suspended or terminated, you must immediately return to us all Private Client Group Convenience Checks and any other access devices. Any use of Private Client Group Convenience Checks or other access devices following suspension or termination may be considered fraudulent. You will also remain liable for any further use of Private Client Group Convenience Checks or other Credit Line access devices not returned to us.

Delay In Enforcement. We may delay or waive the enforcement of any of our rights under this Agreement without losing that right or any other right. If we delay or waive any or our rights, we may enforce that right at any time in the future without advance notice. For example, not terminating your account for non-payment will not be a waiver of our right to terminate your account in the future if you have not paid.

Termination by you. If you terminate this Agreement, you must notify us and return all Private Client Group Convenience Checks and any other access devices to us. Despite termination, your obligations under this agreement will remain in full force and effect until you have paid us all amounts due under this Agreement.

Prepayment. You may prepay all or any amount owing under this Credit Line at any time without penalty, except we will be entitled to receive all accrued FINANCE CHARGES, and other charges, if any. Payments in excess of your Minimum Payment will not relieve you of your obligation to continue to make your Minimum Payments. Instead, they will reduce the principal balance owed on the Credit Line. You agree not to send us payments marked "paid in full" "without recourse" or similar language. If you send such a payment, we may accept it without losing any of our rights under this Agreement, and you will remain obligated to pay any further amount owed to us. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to U.S. Bank national Association, Cedar Rapids Private Client Group, 222 Second Ave. SE, Cedar Rapids, IA 52401.

Notices. All notices will be sent to your address as shown in your Credit Line application. Notices will be mailed to you at a different address if you give us written notice of a different address. You agree to advise us promptly if you change your mailing address.

Credit Information and Related Matters. You authorize us to release information about you to third parties as described in our privacy policy and our Fair Credit Reporting Act notice, provided you did not opt out if the applicable policy, or as permitted by law. You agree that, upon our request, you will provide us with a current financial statement, a new credit application, or both, on forms provided by us. You also agree we may obtain credit reports on you at any time, at our sole option and expense, for any reason, including but not limited to determining whether there has been an adverse change in your credit condition. Based upon a material adverse change in your financial condition (such as termination of employment or loss of income), we may suspend your Credit Line.

Transfer or Assignment. Without prior notice or approval from you, we reserve the right to sell or transfer your Credit Line Account and our rights and obligations under this Agreement to another lender, entity or person. Your rights under this Agreement belong to you only and may not be transferred or assigned. Your obligations, however, are binding on your heirs and legal representatives. Upon any such sale or transfer, we will have no further obligation to provide you with credit advances or to perform any other obligation under this Agreement.

Trust Events Default. In addition to the events listed in the section of this Agreement entitled "DEFAULT," we may also declare you to be in default under this Agreement if a Borrower or any grantor of collateral security for this Agreement is a trust (any such grantor or Borrower referred to as a "Trust Party") and any of the following happens: (i) a Trust Party is revoked or terminated; (ii) a trustor/settlor/grantor or a Trust Party dies or becomes incapacitated, unless the Trust Party is an irrevocable trust; (iii) property in which we have been granted a security interest is withdrawn from a Trust Party; or (iv) the governing instrument of a Trust party is modified without our prior written consent.

Definition of "MINIMUM PAYMENT". When the term "Minimum Payment" is used in this Agreement, it means the Regular payment plus all amounts past due, any voluntary credit life and disability insurance premiums, and all other charges. You understand that it is this total Minimum Payment that you have agreed to pay on or before the due date indicated on your periodic billing statement.

Other Security. This Credit Line may also be secured by collateral securing other loans that you may have with us, to the extent not prohibited by law. However, if you have granted us a security interest in your primary dwelling in connection with any loan to you other than this Credit Line, we waive that security interest granted in connection with any other such loan as security fir this Credit Line only. This waiver by us does not apply to any security interest in your primary dwelling you may have granted to us in connection with this Credit Line.

Canceling of Line Usage by Us. We may at any time review your account and, based upon our credit criteria for determining the likelihood of repayment of your account, cancel your use of the Credit Line without notifying you. If we take this action, all your other obligations under this Agreement will continue. Those obligations include making required payments on all amounts then outstanding.

Stop Payment Orders; Continuing Liability on Checks. You may request a stop payment order on any Private Client Group Convenience Check you have written to obtain a credit advance under this Agreement, by giving complete, accurate information about such a check. However, we may not be able to stop the payment if you do not give your order in time; one working day before payment may not be enough time. If we pay a Private Client Group Convenience Check on which you requested stop payment, we will not have to repay the check amount to you unless you can prove that you did not owe the money to the party paid under such check. We reserve the right to not honor any Private Client Group Convenience Check as to which you have requested a stop payment order. You agree to return all Private Client Group Convenience Checks to us if your Credit Line is suspended, terminated or cancelled. You will be liable for all further use of Private Client Group Convenience Checks not returned, including but not limited to amounts of such checks paid and interest on those amounts and other fees or costs you are liable for under this Agreement.

Collateral. You acknowledge that this Agreement may be secured by a security interest in property described in one or more pledge agreements or other security agreements or assignments executed in connection with this Agreement. If so, that or those pledge agreement(s), security agreement(s) and or assignment(s) is/are the "please agreement(s)" or "security agreement(s)" and the property in which a security interest is granted in that or those agreement(s) is the "Property" referred to in other places in this Agreement.

Current Rate Index and Initial Interest Rate. If the Periodic Rate applicable to this Agreement is a variable rate, an initial Periodic Rate and corresponding ANNUAL PERCENTAGE RATE may be stated in this Agreement. If so, that stated rate reflects the applicable rate in effect on the date on which the loan documents were prepared. That rate is not necessarily the applicable rate as of the date on which the loan evidenced by the Agreement is actually funded. That applicable rate as of the date of funding may be the same as, higher than, or lower than, the stated initial rate. We will provide you with the applicable rate actually in effect on the date of funding if you request that information.

WAIVER OF JURY TRIAL. LENDER AND I HEREBY WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR ME AGAINST THE OTHER.

Governing Law. This Agreement will be governed by and interpreted in accordance with federal law and the laws of the state of Iowa. This Agreement has been accepted by us in the state of Iowa.

Choice of Venue. If there is a lawsuit, you agree upon our request to submit to the jurisdiction of the courts of Linn County, State of Iowa.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Interpretation. You agree that this Agreement is the best evidence of your agreements with us. If we go to court for any reason, we can use a copy, filmed or electronic, or any periodic statement, this Agreement or any other document to prove that you owe us or that a transaction has taken place. The copy, microfilm, microfiche, or optical image will have the same validity as the original. You agree that, except to the extent you can show there is a billing error, your most current periodic statement is the best evidence of your obligation to pay.

Severability. If a court finds that any provision of this Agreement is not valid or should not be enforced, that fact by itself will not mean that the rest of this Agreement will not be valid or enforced. Therefore, a court will enforce the rest of the provisions of this Agreement even if a provision of this Agreement may be found to be invalid or unenforceable.

Acknowledgement and Amendments. You understand and agree to the terms and conditions in this Agreement. You acknowledge that, subject to applicable laws, we have the right to change the terms and conditions of the Credit Line Program. If we change the Periodic Rate and subsequent new credit advances are made under this Agreement, the entire balance will be subject to the new rates. You also understand and agree that you may be subject to other agreements with us regarding transfer instruments or access devices which may access your Credit Line. Any person signing below may request a modification to this Agreement and if granted, the modification will be binding upon all signers. By signing this Agreement, you acknowledge that you have read this Agreement. You also acknowledge receipt of a completed copy of this Agreement, and all other documents relating to this debt, including the Fair Credit Billing Notice.

BORROWER:

/s/ James F. Seifert, Sr.


ACCEPTED:  U.S. BANK NATIONAL ASSOCIATION

By:
   ---------------------------------
Authorized Signer

Effective Disbursement Date:
                            ----------------